Exhibit 99.1- Press Release

ESTEEM WIRELESS MODEMS

PRESS RELEASE

ESTeem Wireless Modems Announces Export Approval of ESTeem 195Ep

KENNEWICK, WASHINGTON --- November 6, 2007 --- Electronic Systems Technology, Inc. (EST) (OTC: ELST), dba ESTeem Wireless Modems, manufacturer of the ESTeem(tm) product line of narrow band licensed, Ethernet Licensed, and Ethernet Unlicensed wireless modems, announced that their new licensed high speed Ethernet product, the ESTeem 195Ep, has been granted export approval by the United States Department of Commerce, effective October 30, 2007.

The new ESTeem 195Ep wireless Ethernet modem operates in the 4.9 GHz frequency band and provides users with the advantage of a high data rate to remote networks without the concern of interference from nearby consumer 2.4 GHz, 802.11b/g/a, or Wi-Fi hardware. This product will allow ESTeem customers outside the US the advantages of a licensed frequency band contained in a rugged, industrial hardened, pole mountable case and have RF peak output power levels up to 2 watts, allowing data rates of up to 54 Mbps for a range up to 17 miles.

The Model 195Ep offers the flexibility of operating in Access Point/Bridge, Router and Masquerade modes, allowing point to point or point to multi-point Ethernet communication, all with the dependability of a self healing MESH networking protocol, and the security of TKIP, 128/64 Bit WEP encryption or ACL security features.

Electronic Systems Technology, a publicly held Company since 1984, was the first Company to develop the wireless modem and receive the United States and Canadian patents for this technology. Contact EST for more details.

(EST) ELECTRONIC SYSTEMS TECHNOLOGY - 509-735-9092 (O)
415 N. QUAY ST. - KENNEWICK, WA 99336 - 509-783-5475 (FAX)
WWW.ESTEEM.COM